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                                  EXHIBIT (10)

                                                                    July 1, 2004

                                 USG CORPORATION
                           KEY EMPLOYEE RETENTION PLAN
                       (July 1, 2004 - December 31, 2005)

General Program Description

The USG Corporation Key Employee Retention Program (KERP) provides eligible participants with a cash payment equal to a specified percentage of their annual Base Salary payable in semi-annual installments in return for continued employment with USG Corporation or one of its participating subsidiaries. To be eligible for payment of an award for any semi-annual period, the participant must continue to be an employee in good standing (as defined below) on the last day of the semi-annual period. The current Plan is effective July 1, 2004 through December 31, 2005 or though and including the effective date of a Plan of Reorganization of USG Corporation and its subsidiaries, whichever comes first. USG Corporation retains the right to propose a subsequent retention plan to begin following the conclusion of the current KERP.

Eligibility

To be eligible for the Key Employee Retention Program, you must be employed by USG Corporation or a participating subsidiary, and be eligible to participate in the USG Corporation Long Term Equity Program.

Award Amounts

Awards under the Key Employee Retention Program are computed as a percentage of annual Base Salary in effect on the first day of the semi-annual award period. Individual KERP award percentages and projected dollar awards are provided to each participant in the form of a Statement of Acceptance. Salary increases or position changes during a semi-annual period will not affect the award during that period. Such changes will be factored into the award amount effective with the next semi-annual award period.

Award Qualification

The participant must be an "employee in good standing" of USG Corporation or one of its participating subsidiaries throughout and including the last day of any semi-annual period to receive that installment of the KERP award. The first semi-annual period of this KERP ends on December 31, 2004 and the last ends on December 31, 2005. Certain participants are eligible for payments under this plan that are deferred until June 30, 2006 and their employment must continue through such deferred date to receive the final deferred payment.

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                                                                    July 1, 2004

An "employee in good standing" means that the participant is employed by USG or a participating subsidiary throughout and including the last day of the semi-annual period in an eligible regular full-time or part-time position that is not temporary and is actively fulfilling the duties of the position, is on an approved paid leave from that position, or is on an unpaid leave protected by statute. This does not include employees on continuing payrolls, unpaid leave (not protected by statute), or suspension.

Award Determination

Awards earned as of December 31, 2004 and June 30, 2005 are not subject to a performance adjustment. Awards earned as of December 31, 2005 and those deferred until June 30, 2006 are subject to a performance adjustment based on 2005 calendar year results. Awards will be adjusted based on Adjusted Net Earnings defined as Corporation Consolidated Net Earnings with adjustments for significant non-operational items. Such items have in the past been Fresh Start Accounting, asbestos, restructuring charges, bankruptcy expenses and the cumulative impact of new accounting pronouncements. Awards subject to performance adjustment will be subject to the following schedule:

    2005 Corporation                       Percent of Earned
 Adjusted Net Earnings                     Award to be Paid*
-----------------------                    -----------------
  Less than $75,000,000                           -0-

            $75,000,000                           50%

           $150,000,000                           75%

           $225,000,000                          100%

$300,000,000 or greater                          125%

*scaled between points (e.g., 58.3% at $100,000,000 of adjusted net earnings).

Award Payment

Awards earned under the plan shall become a liability of USG Corporation or the appropriate subsidiary as of the last day of any semi-annual period and will be paid in the next month or as soon as practical. Awards are taxable to the eligible participant when paid and are not considered benefit eligible for the USG Corporation Retirement Plan, the USG Corporation Investment Plan, and/or supplemental plans that complement these plans.

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                                                                    July 1, 2004

Termination by Disability, Death, Retirement or Discharge Without Cause

In the event that an eligible participant in the KERP dies, becomes disabled, retires or is discharged without cause, that participant may be recommended for a pro rated award for the current semi-annual period based on the number of full months worked.

All Other Terminations and Voluntary Resignations

Participants whose employment is terminated for any reason other than those listed above, including voluntary resignation, will not be eligible for a KERP pro rated award payment for the semi-annual period in which they terminate employment .

Newly Eligible Participants

Participants who become eligible for the KERP during a semi-annual period through promotion or who are hired into a position that is eligible to participate in the USG Corporation Long Term Equity Program may be recommended for a pro rated award payment for that semi-annual period provided they remain an "employee in good standing" through the last day of the period. The pro rated award payment would be based on the number of full months worked. A participant must be in an eligible position for two full months to earn a pro rated award.

General Provisions

The KERP and its provisions have been approved by the Compensation and Organization Committee of the USG Corporation Board of Directors. Program eligibility, award amounts, award payments and administrative rules are interpreted, determined and approved by the Vice President, Human Resources, USG Corporation. In the event that the effective date of a Plan of Reorganization for USG corporation and its subsidiaries occurs prior to the end of the plan, a pro rate award will be determined for the current semi-annual period and for the portion of awards deferred until June 30, 2006, and such amounts may be paid to participants after the effective date of such Plan of Reorganization.

Nothing herein contained shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee or to remove the individual from the employment of the Corporation at any time, all of which rights and powers are expressly reserved.